EXHIBIT 23.3

CONSENT OF GEOLOGIST

Stephen Kenwood
2073 - 149th Street
Surrey, BC V4A 8L4

I am the author of the geological report dated October 13, 2002, and I consent to the use of certain segments of my report and to the use of my name, which have been incorporated into Eagle River Mining Corp.'s Registration Statement filed with the Securities and Exchange Commission on October 29, 2002 and its amendments from time to time.

Dated this 19th day of February, 2003.

Yours truly,

By: /s/ "Stephen Kenwood"

Stephen Kenwood